SCHEDULE 14A
                          (Rule 14a-101)

             INFORMATION REQUIRED IN PROXY STATEMENT
                     SCHEDULE 14A INFORMATION

        Proxy Statement Pursuant to Section 14(a) of the
      Securities Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant [X ]

Filed by a Party other than the Registrant  [  ]

Check the appropriate box:
[  ] Preliminary Proxy Statement
[  ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X ] Definitive Proxy Statement
[  ] Definitive Additional Materials
[  ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       DMI FURNITURE, INC.
_________________________________________________________________
         (Name of Registrant as Specified in Its Charter)


_________________________________________________________________
   (Name of Person(s) Filing Proxy Statement, if Other Than the
    Registrant)

Payment of filing fee (Check the appropriate box):

               [X ] No fee required.
               [  ] Fee computed on table below per Exchange Act Rules 14a-
                    6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transactions applies:
_________________________________________________________________

     (2)  Aggregate number of securities to which transaction
applies:
_________________________________________________________________

     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was
determined):
_________________________________________________________________

     (4)  Proposed maximum aggregate value of transaction:
_________________________________________________________________

     (5)  Total fee paid:
_________________________________________________________________

[  ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:
_________________________________________________________________

     (2)  Form, Schedule or Registration Statement No.:
_________________________________________________________________

     (3)  Filing Party:
_________________________________________________________________

     (4)  Date Filed:
_________________________________________________________________


                        DMI FURNITURE, INC.

             NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                   TO BE HELD FEBRUARY 3, 1999

    The Annual Meeting of Stockholders of DMI Furniture, Inc.
(the "Corporation"), will be held at The Brown Hotel, Fourth and
Broadway, Louisville, Kentucky on Wednesday, February 3, 1999, at
10:00 a.m. local time, for the purpose of:

    1.   Electing five directors to serve until the 2000 Annual
         Meeting of Stockholders and until their successors have been elected and qualified.

    2. Acting on a proposal to appoint Arthur Andersen LLP as auditors for the 1999 fiscal year.

    3. Transacting such other business as may properly come before the meeting.

    The Board of Directors has fixed the close of business on December 18, 1998, as the record date for determination of stockholders entitled to notice of and to vote at the meeting.

    The holders of a majority of the Corporation's issued and outstanding stock, present in person or represented by proxy, will constitute a quorum.

    All stockholders are cordially invited to attend the meeting. Whether or not you expect to attend the meeting in person, please sign and date the enclosed proxy and return it promptly so that your stock may be voted. If you attend the meeting, you may revoke your proxy and vote in person.

                              By Order of the Board of Directors


                              /s/ Joseph G. Hill

                              Joseph G. Hill
                              Vice President, Finance; Chief
                              Financial Officer; Treasurer and
                              Secretary

Louisville, Kentucky
December 21, 1998




                       DMI FURNITURE, INC.

                         One Oxmoor Place
                         101 Bullitt Lane
                    Louisville, Kentucky 40222

             ________________________________________

              PROXY STATEMENT FOR ANNUAL MEETING OF
             STOCKHOLDERS TO BE HELD FEBRUARY 3, 1999
             ________________________________________


     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of DMI Furniture, Inc., a Delaware corporation (the "Corporation"), of proxies in the accompanying form for use at the Annual Meeting of Stockholders to be held on February 3, 1999, and at any adjournment thereof (the "Annual Meeting").

     All expenses of preparing, printing, mailing, and delivering the proxy and all materials used in the solicitation of proxies will be borne by the Corporation. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegraph by directors, officers and other employees of the Corporation, none of whom will receive additional remuneration. The Corporation will also request brokerage houses, custodians, and nominees to forward soliciting materials to the beneficial owners of the Corporation's common stock held of record by them and will pay reasonable expenses of these persons for forwarding these soliciting materials.

     This Proxy Statement and accompanying form of proxy were first sent or given to stockholders on or about December 21, 1998.

                              VOTING

     The close of business on December 18, 1998, has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). On the Record Date, there were 3,909,429 shares of the Corporation's common stock, $.10 par value per share ("Common Stock") issued and outstanding. Each share of Common Stock is entitled to one vote on all matters coming before the Annual Meeting. Stockholders are not permitted to vote cumulatively in the election of directors. A majority of the outstanding shares of Common Stock will constitute a quorum.

     Shares of Common Stock represented by properly executed proxies received before the closing of the polls at the Annual Meeting will be voted as directed by the stockholders, unless revoked as described below. Under Delaware law, proxies marked as abstentions are not counted as votes cast. In addition, shares held in street name that have been designated by brokers on proxy cards as not voted will not be counted as votes cast.
If no instructions are given, shares represented by executed but unmarked proxies will be voted FOR election of the individuals nominated as directors and FOR approval of the proposal being submitted to the Corporation's stockholders at the Annual Meeting. If any other matter is brought before the Annual Meeting, shares represented by proxies will be voted by the proxy holders as directed by a majority of the Board of Directors.

     A stockholder who completes and returns the proxy that accompanies this Proxy Statement may revoke that proxy at any time before the closing of the polls at the Annual Meeting. A stockholder may revoke a proxy by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, the Secretary of the Corporation at the Corporation's main office address at any time before the Annual Meeting. Stockholders may also revoke proxies (i) by delivering a duly executed proxy bearing a later date to the Inspector of Election at the Annual Meeting before the closing of the polls or
(ii) by attending the Annual Meeting and voting in person. The presence of a stockholder at the Annual Meeting will not automatically revoke the stockholder's proxy.

              PRINCIPAL HOLDERS OF VOTING SECURITIES

     The following table sets forth information as of the Record
Date relating to the Common Stock beneficially owned by the Corporation's directors and executive officers and by the beneficial owners of more than five percent of the Common Stock, the Corporation's only class of outstanding stock.


                               Shares
Name & Address of           Beneficially        Percentage
Beneficial Owner               Owned            of Class (1)




Donald D. Dreher                586,483(2)          13.3%
   One Oxmoor Place
   101 Bullitt Lane
   Louisville, KY 40222

Pattco, Inc.                    299,806             7.7%
James F. Patterson
 10000 Shelbyville Road
 Louisville, KY 40222

Hillson Partners Limited        269,300             6.9%
Partnership
  6900 Wisconsin Avenue
  Suite 501
  Bethesda, MD 20815

LBR&M Associates, L.P.          219,054(3)          5.5%
David M. Martin
 681 Andersen Drive
 Foster Plaza 6
 Pittsburgh, PA 15220

Joseph G. Hill                  213,491(4)          5.2%
   One Oxmoor Place
   101 Bullitt Lane
   Louisville, KY 40222

Phillip D. Miller               199,266             5.1%
 140 East 29th St.
 Holland, MI 49423

Joseph L. Ponce                  86,039(5)          2.2%

Thomas M. Levine                 16,558(6)           *

All directors and             1,119,280(7)         24.3%
  executive officers as a
  group (5 persons)

________________________________
     *    Indicates less than 1% of class.

    (1) In determining the percentage of class, shares of Common Stock subject to currently exercisable options are deemed outstanding for computing the percentage of class of the person holding such options but are not deemed outstanding for computing the percentage of class of any other person.

    (2) Includes exercisable stock options for 445,093 shares and 62,879 shares issuable as a stock bonus.

    (3) Includes 215,209 shares held by LBR&M Associates, L.P for which Mr. Martin is general partner, and exercisable stock options for 3,000 shares and 845 shares held by other entities for which Mr. Martin has sole or shared voting and investment power.

    (4) Includes exercisable stock options for 157,968 shares and 14,828 shares issuable as a stock bonus.

    (5)  Includes exercisable stock options for 8,500 shares.

    (6)  Includes exercisable stock options for 1,500 shares.

    (7) Includes exercisable stock options for an aggregate of 613,061 shares and 77,707 shares issuable as stock bonuses.


                      ELECTION OF DIRECTORS

    The Corporation's Board of Directors currently consists of five directors. Directors are elected by holders of Common Stock for a one-year term. To be elected, a nominee must receive a plurality of the votes cast in the election at the Annual
Meeting.

    All of the outstanding shares of the Corporation's Series C Preferred Stock were redeemed at the end of fiscal 1998. As a result, the right of holders of Series C Preferred to elect two directors each year terminated. In connection with the redemption, Mary F. Glasscock, and Mark E. Pulliam, the two directors elected by the Series C Preferred Stockholders, and Thomas A. Dieruf resigned as directors of the Corporation. The Board of Directors wishes to express its appreciation to Mrs. Glasscock, Mr. Pulliam, and Mr. Dieruf for their service to the Corporation.

    The Board of Directors knows of no reason why the nominees might be unwilling or unable to serve. However, if a nominee becomes unavailable or unable to serve before the election of directors, the Board of Directors reserves the right to make a substitution for that nominee, and the Board's proxy holders will vote the shares represented by the proxies they hold for the election of the substitute nominee unless authority to do so is withheld.

Nominees

    The following persons have been nominated for election as directors:

    Donald D. Dreher (age 49) has served as President and Chief Executive Officer of the Corporation since 1986 and as a director since 1980. Mr. Dreher is Past President of the American Furniture Manufacturers Association and of the American Furniture Hall of Fame. Mr. Dreher has served in various executive capacities with the Corporation since 1977. Before joining the Corporation, he was Corporate Systems Manager for Filtrol Corporation, which produces products for the mining and oil and gas industries.

    Joseph G. Hill (age 48), Vice President-Finance, Chief Financial Officer, Treasurer, and Secretary of the Company since 1986, was elected to the Board of Directors in September 1993. Mr. Hill has served in various executive capacities with the Company since 1984. He is Past President of the American Furniture Manufacturers Association Finance Division. Before joining the Company, Mr. Hill was employed by Meidinger, Inc., now William M. Mercer, Incorporated, a subsidiary of Marsh McLennan, Inc., a national management consulting firm, where he held the positions of Vice President, Treasurer, and Consultant.

    Thomas M. Levine (age 49) has been a director since 1984. Mr. Levine is an independent management consultant. For more than the past five years, he held the position of Executive Vice President of Fostin Capital Corp., which originated and participated in venture capital ventures and leveraged buy-outs on behalf of itself, its clients, and affiliates.

    Joseph L. Ponce (age 71) has been a director of the Corporation since 1977. Since 1991 Mr. Ponce has been a financial consultant to Laser Technology, a manufacturer of non-destructive test equipment, for whom he has served as a director since 1987. From 1986 to 1991, he was Chairman of the Board of Plastech International, Inc., a manufacturer of plastic products. Previously, Mr. Ponce was Managing Director of Philadelphia First Group, Inc., an investment banking firm, from 1987 to 1988. From 1979 through 1987, he was Managing Director of Wm. Sword & Co., Incorporated, an investment banking firm. Mr. Ponce is also a director of Scott Specialty Gases, Inc., a specialty chemical company, and Science Management Corporation, a management consulting and engineering firm.

    David M. Martin (age 43) has been a director since 1998.
Mr. Martin is President of Foster Holdings, Inc. which manages a private investment partnership owned by the Foster family, located in Pittsburgh, Pennsylvania. Foster Holdings, Inc. holds a diversified portfolio and invests in both traditional and non-traditional investments. Mr. Martin is also the general partner of LBR&M Associates, L.P., a private investment partnership, and is a member and manager of Fostin Capital Company LLC, which is active in originating and participating in venture capital ventures and leveraged buy-outs on behalf of itself, its clients and affiliates.

                  BOARD COMMITTEES AND MEETINGS

    The Audit Committee, comprised of nonemployee directors Ponce, Levine and Martin, met four times during fiscal 1998 The principal duties of the Committee are to recommend independent public accountants to the Board of Directors and to review with the independent accountants matters relating to internal auditing and the Corporation's system of internal controls.

    The Compensation/Stock Option Committee, consisting of nonemployee directors Levine, Martin and Ponce, has as its principal duties the review and negotiation of employment and compensation terms with the executive officers of the Corporation and the administration of the Corporation's incentive stock compensation plans for employees. It met three times during fiscal 1998.

    The Corporation does not have a standing nominating committee. The functions of such a committee are conducted by the Board of Directors as a whole.

    During fiscal 1998, the Board of Directors met eight times.
All directors attended 100% of the Board and applicable committee meetings.


        REPORT OF THE COMPENSATION/STOCK OPTION COMMITTEE

Overview

    The Compensation/Stock Option Committee of the Corporation's Board of Directors (the "Committee") exercises broad oversight responsibilities regarding executive compensation, and it determines the total compensation of executive officers and other key employees, including the Chief Executive Officer and the other executive officers. The Committee is composed of three independent, nonemployee directors who are not eligible to participate in any of the Corporation's compensation programs for its executive officers.

    The purposes of the Corporation's executive compensation policy are to attract and retain individuals of high caliber to serve as executive officers, to motivate their performance to achieve the Corporation's strategic objectives, and to align the interests of executive officers with the long-term interests of the Corporation's stockholders. A primary element of the Corporation's compensation policy is to pay for performance, so that each executive's total compensation relates directly to the Corporation's performance. The policy also recognizes that the Corporation operates with two executive officers, who are responsible not only for setting the Corporation's overall strategic policies, but also are expected to have direct day-to-day involvement in sales, customer communications, product development, and marketing.

    From 1977 through 1986, the Corporation recorded cumulative losses of more than $18 million. In April 1986, Donald D. Dreher and Joseph G. Hill were appointed to their present positions as Chief Executive Officer and Chief Financial Officer, respectively. They immediately instituted a strategy to return the Corporation to profitability by liquidating unprofitable subsidiaries and focusing the Corporation's operations on manufacturing and marketing wood office and residential furniture for distribution by large, fast-growing retailers. Beginning with fiscal 1987, Mr. Dreher's first full year as the Corporation's Chief Executive Officer, the Corporation has reported 12 consecutive years of profitable results and net income totaling more than $18 million.

    At the beginning of fiscal 1996, the Company initiated a program to reduce the cost of sales and improve the margins on its products. As part of this strategy, the Company incurred a one-time $868,000 charge for costs associated with the closing of its Gettysburg, Pennsylvania manufacturing plant. Operating profit increased to a record level in fiscal 1997, and the Company reported fully taxed earnings per share of $.40 for fiscal 1997. The Company reported earnings per share of $.07 for fiscal 1998, when the Company incurred a one-time $1,666,000 charge to net income applicable to Common Stock as a result of the redemption of its Series C Preferred Stock. During the last twelve fiscal years, stockholders' equity per share has increased from $(2.42) per share at the end of fiscal 1986 to $2.43 per share at the end of fiscal 1998. The trading price for the Common Stock during this period has ranged from $.50 in the recessionary year of 1991 to $3.75 per share in April 1998. The trading price of the Common Stock was $2.938 at the end of fiscal 1998. The trading price of the Common Stock at the close of business on December 4, 1998 was $3.69.

    In years after fiscal 1986, in light of the Corporation's tenuous financial position early in that period, the Committee structured executive compensation packages to pay incentives in cash for achievement of earnings and cash management goals. As the Corporation's financial condition improved, the Committee increased the emphasis on providing senior management with a significant equity interest in the Corporation through awards of stock-based incentive compensation. The Committee believes that compensation policies designed to encourage stock ownership by its executive officers provide an incentive to maximize long-term performance by the Corporation and thereby increase the commonality of the interests of the Corporation's executive officers and the interests of stockholders.

Compensation

    Executive compensation consists of three components: base salary, bonuses, and long-term incentive compensation. The overall structure of each executive's compensation package is set forth in an employment agreement with the Corporation, generally for a multi-year term. See "Employment Agreements."

    Base Salaries

    At the beginning of each fiscal year, the Committee reviews each executive's base salary for the prior fiscal year in light of the Corporation's overall earnings and sales performance for the fiscal year, furniture industry conditions generally, changes in the cost of living, and the Committee's evaluation of the individual executive's responsibilities. The Committee then may increase or make no change in the executive's base salary for the new fiscal year, based on its subjective evaluation of the foregoing factors. Annual increases in base salary generally range from six to ten percent. Mr. Dreher's base salary was set at $275,000 on January 1, 1996, and remained at that level through fiscal 1998.

    For fiscal 1998, the Corporation's fully diluted earnings per share were $.07 compared to $.40 per share for fiscal 1997. As noted above, the Corporation incurred a $1,666,000 charge to net income in fiscal 1998 as a result of the redemption of its preferred stock. The trading price of the Common Stock increased from $2.875 at the end of fiscal 1997 to $2.938 at the end of fiscal 1998.

    Bonuses

    The Corporation's employment agreements with each of its two executive officers provide for a percentage of the Corporation's "adjusted pre-tax income" to be paid to each executive officer as a cash bonus. "Adjusted pre-tax income" excludes from the amount available for bonuses, extraordinary gains on asset sales, dividends on the Series C Preferred, the reserve for closing the Pennsylvania plant, and interest expense incurred to finance redemption payments to the Corporation's Series C Preferred stockholders. The cash bonus is determined according to a linear regression formula, which allocates a higher percentage of the Corporation's earnings to the cash bonus as the Corporation's overall earnings increase. Use of the formula creates a consistent incentive for the executive to maximize corporate earnings. The cash bonuses to the executive officers represented approximately 12.5% of the Corporation's adjusted pre-tax income for fiscal 1998. Mr. Dreher earned a cash bonus of $311,531, representing 9.6% of the Corporation's adjusted pre-tax income for fiscal 1998.

    Under the terms of his employment agreement, Mr. Dreher is entitled to a stock bonus calculated as a percentage of his cash bonus. The value so calculated is to be paid in the form of newly issued shares of Common Stock, based on the closing bid price reported for the Common Stock on the last trading day of the fiscal year. The stock bonus provides an additional incentive to maximize annual earnings while increasing his ownership interest in the Corporation and commonality of interest with stockholders. The stock bonus is also intended to recognize that Mr. Dreher is directly involved in a wide range of day-to-day operational activities in addition to his responsibility for developing the Corporation's overall strategic policies. The Committee generally has not recommended awards of stock options to executives whose employment contracts provide for a potential stock bonus. For fiscal 1998, Mr. Dreher earned a stock bonus of $184,738, equal to 59.3% of his cash bonus for the year.

    Long-term Incentive Compensation

    The Corporation's primary incentive for long-term performance has been stock options granted under its employee stock incentive plans. The Committee believes that stock options are an excellent means of aligning the interests of its key employees with those of shareholders by providing awards intended to reward option recipients for the Corporation's long-term growth. The Corporation's 1993 Long Term Incentive Stock Plan for Employees, which was approved by stockholders at the 1994 Annual Meeting, gives the Compensation Committee greater flexibility in structuring other forms of stock-based incentive compensation than did prior plans.

                             THOMAS M. LEVINE
                             JOSEPH L. PONCE
                             DAVID M. MARTIN


                      EXECUTIVE COMPENSATION

    The following table sets forth the compensation paid by the Corporation for the fiscal years ended August 29, 1998, August 30, 1997, and August 31, 1996, to the Corporation's Chief Executive Officer and the most highly compensated executive officers as to whom total cash and cash-equivalent remuneration exceeded $100,000 during fiscal 1998.

                          Summary Compensation Table
                                                                                       Long Term
                                          Annual Compensation                        Compensation
                                                                                        Awards
                                                                                      Securities
Name and Principal           Fiscal                             Other Annual          Underlying             All Other
    Position                  Year      Salary        Bonus     Compensation(1)    Options/SARS (#)       Compensation(2)
Donald D. Dreher              1998    $275,000      $496,269(3)   $    -0-               -0-                 $3,167
President and Chief           1997     275,000       389,500           -0-               -0-                  3,509
Executive Officer             1996     264,000       156,233           -0-               -0-                  3,734

Joseph G. Hill                1998    $172,083      $139,418(4)   $    -0-               -0-                 $3,275
Vice President - Finance,     1997     161,250       119,843           -0-               -0-                  3,109
Chief Financial Officer,      1996     155,000        43,891           -0-               -0-                  3,305
Treasurer & Secretary
____________

     (1)  Certain perquisites provided to each of the named executive officers totaled less than 10 percent of each officer's total salary and bonus.

     (2)  All amounts represent the Corporation's contributions to its defined contribution plan.

     (3)  Includes a cash bonus of $311,531 and a stock bonus of 62,879 shares of Common Stock valued at $184,738.  See "Employment Agreement."

     (4)  Includes a cash bonus of $95,853 and a stock bonus of 14,828 shares of Common Stock valued at $43,565.  See "Employment Agreements."


Stock Option Grants

     No stock options were awarded to the Chief Executive Officer and the other named executive officers during fiscal 1998.

     The following table sets forth certain information regarding options exercised by the Chief Executive Officer and the named executive officers during fiscal 1998 and unexercised stock options held by them as of August 29, 1998.

  Aggregated Option Exercises in Fiscal 1998 and Year-End Stock
Option Values



           Aggregated Option Exercises in Fiscal 1997 and
                     Year-End Stock Option Values
                        Shares                      Number of Securities         Value of Unexecised
                       Acquired        Value       Underlying Unexercised            In-the-Money
                     on Exercise      Realized     Options/SARs at 8/29/98        Options/SARs at 8/30/98
Name                      (#)           ($)       Exercisable/Unexercisable   Exercisable/Unexercisable(1)
Donald D. Dreher          -0-          $-0-              445,093/-0-                   $535,198/$0

Joseph G. Hill            -0-           -0-              157,968/-0-                    205,616/0
_______________________

(1) Market value of underlying securities at year-end, minus the exercise or base price.


     At August 29, 1998, the Corporation had options for 939,099 shares of Common Stock outstanding at an average exercise price of $1.90 per share.

Employment Agreements

     The Corporation currently has employment agreements with Messrs. Dreher and Hill (the "Employment Agreements"). The Employment Agreements generally have one- or two-year terms and may be extended by the Board of Directors. The Employment Agreements provide for base salary, a bonus related to the Corporation's performance (as more fully described below), certain perquisites, and other benefits generally available to the Corporation's employees. If the executive officer's employment with the Corporation terminates for any reason other than expiration of the Employment Agreement, death, illness or disability, for cause (as defined), or voluntary cessation by the officer, the Employment Agreement entitles the officer to the balance of his base salary plus a pro rata portion of the cash bonus the officer would have earned during the year of termination. The Employment Agreements also contain a noncompetition covenant for one year if employment terminates for any of the reasons listed in the preceding sentence.

     The Employment Agreement with Mr. Dreher expires August 31, 2000 and provides for an initial annual salary of $275,000, which will be reviewed annually. Mr. Dreher can earn an annual cash bonus under a formula based on the Corporation's adjusted net pre-tax income (as defined). Mr. Dreher also earns a stock bonus equal to 59.3% of his cash bonus. The stock bonus is payable in shares of Common Stock valued at the closing bid price for the Common Stock reported on the Nasdaq SmallCap Market on the last trading day of the Corporation's fiscal year.

     The Employment Agreement with Mr. Hill expires on August 31, 1999, and provides for an initial annual salary of $170,000, which is reviewed annually. Mr. Hill can earn an annual cash bonus under a formula based on the Corporation's adjusted net pre-tax income (as defined). Mr. Hill also earns a stock bonus equal to 45.45% of his cash bonus, up to a maximum of 25% of his annual salary. The stock bonus is payable in shares of Common Stock valued at the closing bid price of the Corporation's stock reported on Nasdaq SmallCap Market on the last trading day of the fiscal year.

Severance Agreements

     The Corporation has entered into contracts (the "Severance Agreements") with Donald D. Dreher and Joseph G. Hill (the "Covered Officers") to provide an additional incentive for Messrs. Dreher and Hill to remain in the employ of the Corporation in the event of a change in control of the Corporation or the possibility thereof. These Severance Agreements were not entered into because of any belief by management that a change in control of the Corporation was imminent.

     The Severance Agreements had an initial three-year term beginning January 1, 1988 and automatically renew for additional three-year periods unless the Corporation gives notice not later than September 30th of the year preceding expiration that it does not wish to extend the Severance Agreement. The Severance Agreements have been automatically renewed through December 31, 2002.

     The Severance Agreements provide for the payment of compensation to the Covered Officers (a) upon the termination of a Covered Officer's employment other than for cause after a change in control of the Corporation, as defined in the Severance Agreement, occurs; (b) if a change in control of the Corporation occurs within nine months after such termination; or (c) if the Covered Officer terminates his employment after the 60-day period immediately following a change in control.

     Compensation to be paid under the Severance Agreements includes (a) the unpaid balance of the Covered Officer's base salary through the date of termination; (b) an amount equal to three times the Covered Officer's annual base salary (present valued to a lump sum) plus the most recent cash bonus paid to the Covered Officer; and (c) all legal fees and expenses incurred by the Covered Officer resulting from termination. However, the amount of compensation to be paid under the Severance Agreement will be reduced, if necessary, to $1.00 below the amount of benefits that the Corporation can properly deduct under Section 280G(a) of the Internal Revenue Code of 1986, as amended. If the Covered Officer dies or terminates his own employment for any reason within the 60-day period immediately following a change in control, the Corporation will pay the Covered Officer his full base salary through the date of termination plus all other compensation to which he is entitled under any plan, agreement or arrangement of the Corporation, and the Corporation will have no further obligations to the Covered Officer under the Severance Agreement. The Covered Officers will not be required to seek other employment, and compensation will not be reduced by any income received from other sources.

Compensation of Directors

     The Corporation's nonemployee directors receive a retainer of $1,500 per month plus $1,350 for each board meeting attended ($200 for a telephonic board meeting). In addition, nonemployee directors who attend an Audit or Compensation/Stock Option Committee meeting receive $200 per meeting, and each committee chairman receives an additional $200 per meeting. Nonemployee members of the Long Range Planning Committee receive $850 per meeting attended. All directors were reimbursed for travel expenses to attend Board or committee meetings.

     Under the Corporation's Compensation and Deferral Plan for Outside Directors, a minimum of one-third of the total monthly retainer for the year (or more at the director's option) is paid at the end of the fiscal year in the form of shares of Common Stock, valued at the closing bid price for the Common Stock on the last trading day of the fiscal year. For fiscal 1998, the stock portion of the monthly retainer was valued at $2.938 per share. Each of the Corporation's five nonemployee directors who served for the entire year received 2,042 shares of Common Stock. The nonemployee director who served less than the entire year received a proportionally smaller number of shares, based on the number of months he held office.

     Under the Corporation's Nonemployee Directors Stock Option Program (the "Program"), each nonemployee director automatically received an option for 6,000 shares on the March 15th next following initial election and an option for 1,000 shares on the March 15 following election in each subsequent year. Nonemployee directors in office on May 5, 1987 received an initial option for 5,000 shares plus 1,000 shares for each year in office before 1987. The Board of Directors had no discretion with respect to awards under the Program.

      All options granted under the Program have an exercise price equal to the closing bid price for the Common Stock on the Nasdag SmallCap Market on the date of the grant of the options. The exercise price for the options granted on March 15, 1997, was $2.81 per share. Options become exercisable with respect to one-half of the shares on the first anniversary of the grant and fully exercisable on the second anniversary of the grant.

Common Stock Performance

     The following graph illustrates the cumulative total return to stockholders for the five-year period ended August 31, 1998 for the Corporation's Common Stock, the Nasdaq Stock Market (U.S.) Index, and a peer group of eight comparable furniture manufacturers.






                       [Performance Graph]



















                                     Cumulative Total Return
                           ______________________________________________
                           8/93    8/94    8/95    8/96    8/97     8/98

DMI FURNITURE, INC.       100.00   83.33   55.56   77.78  127.78  127.78
PEER GROUP                100.00   99.46   87.68   98.50  125.96  147.48
NASDAQ STOCK MARKET-US    100.00  104.10  140.21  158.07  220.54  209.71


    The graph above assumes $100 was invested on August 31, 1993 in the Corporation's Common Stock, the Nasdaq Stock Market (U.S.) Index and the stock of the peer group companies (on a market-capitalization-weighted basis), and assumes reinvestment of dividends. Figures shown are for years ended August 31. The peer group companies are Bassett Furniture Industries, Inc., Bush Industries, Inc., Chromcraft Revington, Inc., Ladd Furniture, Inc., La-Z-Boy Chair Co., Pulaski Furniture Corporation, Rowe Furniture Corporation, and Stanley Furniture, Inc.

                   PROPOSAL TO APPOINT AUDITORS

    Stockholders are being asked to approve the appointment of Arthur Andersen LLP as auditors of the Corporation for its 1999 fiscal year. The approval of auditors by the stockholders is not required by law or by the Corporation's by-laws. The Board of Directors is submitting this matter to the stockholders in the belief that it is good practice to do so. Approval of the proposal requires the affirmative vote of a majority of the shares of Common Stock present and voting on the proposal. Abstentions will have the same effect as a vote against the proposal. Broker nonvotes will not be counted for purposes of whether the proposal is approved. If the proposal is not approved, the Board will appoint other auditors as soon as it is practicable to do so. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to answer questions that might be presented at the meeting.

                             GENERAL

Stockholder Proposals for 2000 Annual Meeting

    If a proposal of a security holder for the 2000 Annual
Meeting of Stockholders is to be included in the Corporation's proxy statement for that year, it must be received by the Corporation no later than August 23, 1999.

Section 16(a) Beneficial Ownership Reporting Compliance

    Section 16(a) of the Exchange Act requires the Corporation's executive officers and directors and persons who own more than 10% of the Corporation's Common Stock (collectively, "Reporting Persons") to file reports of ownership and changes in ownership of the Common Stock with the Securities and Exchange Commission. Reporting Persons are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms that they file. Based solely on its review of the copies of such forms received or written representations from certain Reporting Persons, the Corporation believes that during fiscal 1998, all the Reporting Persons complied with all applicable filing requirements.

Other Business

    Management knows of no business that will be presented at the Annual Meeting other than the election of Directors.
However, if other matters come before the Annual Meeting, it is the intention of the proxy holders to vote upon the matters as directed by a majority of the Board of Directors.

    You are urged to complete, sign and return the enclosed proxy promptly. For your convenience, a return envelope is enclosed which requires no postage if mailed in the United
States.

                         BY ORDER OF THE BOARD OF DIRECTORS

                         /s/Joseph G. Hill
                         Joseph G. Hill, Secretary
Louisville, Kentucky
December 21, 1998





                  DMI FURNITURE, INC. ("DMI")

                Proxy for 1998 Annual Meeting of
                          Stockholders


       THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS



    The undersigned hereby appoints Donald D. Dreher and Joseph G. Hill, or either of them (with full power to act alone), my proxy, with full power of substitution, to represent me and vote all of the stock of DMI held of record or which I am otherwise entitled to vote, at the close of business on December 18, 1998, at the Annual Meeting of its Stockholders to be held at The Brown Hotel, Fourth and Broadway, Louisville, Kentucky on Wednesday, February 3, 1999, at 10:00 a.m., local time, and at any adjournments thereof, with all the powers the undersigned would possess if personally present, as follows:

             1.   ELECTION OF CLASS I DIRECTORS:

        _____ FOR Donald D. Dreher, Joseph G. Hill, Thomas
              M. Levine, Joseph L. Ponce, and David M. Martin, the nominees (except as listed below)

        _____ WITHHOLD AUTHORITY to vote for the nominees.

                  (INSTRUCTION: To withhold authority to vote for any individual nominee, write the nominee's name on the line below.)


             2. AUDITORS. Appointment of Arthur Andersen LLP as auditors for the 1999 fiscal year:

                  _____ FOR      _____ AGAINST       _____ ABSTAIN

             3. OTHER BUSINESS. In their discretion, the proxies are authorized to act upon such other matters as may properly be brought before the Annual Meeting or any adjournment thereof.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED IN ITEM 1 AND "FOR" ITEM 2.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS AND WILL BE VOTED AS SPECIFIED AND IN ACCORDANCE WITH THE ACCOMPANYING PROXY
STATEMENT.  IF NO INSTRUCTION IS INDICATED, THIS PROXY WILL BE
VOTED "FOR" THE NOMINEES LISTED IN ITEM 1 AND "FOR" ITEM 2.

                                   Please sign exactly as name
                                   appears at left.  When shares
                                   are held by joint tenants, both
                                   should sign.  When signing as
                                   attorney, as executor,
                                   administrator, trustee or
                                   guardian, please give full
                                   title as such.  If a
                                   corporation, please sign in
                                   full corporate name by
                                   President or other authorized
                                   officer.  If a partnership,
                                   please sign in partnership name
                                   by authorized person.



Dated____________________, 199__   _________________________________
                                   Signature

PLEASE MARK, SIGN, DATE
AND RETURN THIS PROXY              _________________________________
CARD PROMPTLY USING THE            Additional signature, if held
ENCLOSED ENVELOPE.                 jointly